Compensation Recoupment Policy Policy # n/a Audience All Issue date: 19 July 2023 Approver Board of Directors Compensation Recoupment Policy 19 July 2023

LivaNova Compensation Recoupment Policy Introduction The LivaNova Plc (“LivaNova” or the “Company”) Board of Directors (“Board”) believes that the success of the Company for the benefit of its members as a whole requires it to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy (the “Policy”), which provides for the recoupment of certain executive compensation in circumstances where the Board determines that recoupment is appropriate and warranted, including the filing of a material restatement of the Company’s financial results, as contemplated in Section 10D of the U.S. Securities Exchange Act of 1934. Administration This Policy shall be administered by the Compensation Committee of the Board (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals. Covered Executives This Policy applies to the Company’s current and former members of the LivaNova Executive Leadership Team and such other senior executives or employees whom the Committee may deem subject to the Policy from time to time (”Covered Executives”). Recoupment The Company may recoup any Incentive Compensation, as defined below, awarded or paid to a Covered Executive based on: a. the achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, and regardless of individual fault (“Situation A”), or b. a subsequent finding by the Committee that financial information or performance metrics used to determine the amount of the Incentive Compensation are materially inaccurate, regardless of individual fault (“Situation B”), or c. significant misconduct by the Covered Executive or an employee under the supervision of the Covered Executive, resulting in a violation of a significant Company policy, law or regulation that causes material harm to the Company (“Situation C”). For purposes of this Policy, “Incentive Compensation” includes, without limitation, any of the following: annual cash bonuses and other short-term and long-term cash incentives, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and performance stock units. For the avoidance of doubt, the following elements of compensation are not Incentive Compensation: salaries.

Amount Subject to Recoupment In Situations A and B, the amount to be recovered, subject to the Committee’s discretion, should ordinarily be the excess of the Incentive Compensation paid to the Covered Executive in the preceding three fiscal years based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated or corrected results, as determined by the Committee. If the Committee cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the restated or corrected results, then it will make its determination based on a reasonable estimate of the effect of the restatement or correction. In Situation C, the determination by the Committee of whether to recoup Incentive Compensation may be influenced by a variety of factors, including, but not limited to, (i) the compensation structure for the Covered Executive, (ii) pay equity factors, (iii) retention, promotion, or succession planning factors, (iv) whether the underlying conduct was an isolated occurrence, (v) feasibility and cost of implementation, (vi) legal and compliance factors, and (vii) whether other disciplinary actions have been taken against the Covered Executive. If the Committee determines that it is appropriate to recoup Incentive Compensation from the Covered Executive, the Committee shall determine in its sole discretion the amount of Incentive Compensation to recoup, provided that only Incentive Compensation paid or settled within three years prior to the discovery of the misconduct shall be subject to recoupment. Method of Recoupment The Committee will determine, in its sole discretion, the methods for recouping Incentive Compensation, which may include, without limitation: a. requiring reimbursement of cash Incentive Compensation previously paid; b. seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; c. offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; d. cancelling outstanding vested or unvested equity awards; and/or e. taking any other remedial and recovery action permitted by law, as determined by the Committee. No Indemnification or Advancement Notwithstanding the provisions of the Company’s Articles of Association, or any Deeds of Indemnity granted by the Company, or any Company policy to the contrary, the Company shall not (i) indemnify any Covered Executives against the loss of any Incentive Compensation recovered pursuant to this Policy, or (ii) advance expenses for the defense of any claim or action by the Company to recoup Incentive Compensation under this Policy. Interpretation The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy, subject to the constraints, if any, of applicable law. Effective Date This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.